Exhibit 99.1

INVESTOR CONTACT: Dennis Halpin	MEDIA CONTACT: Jim Kosowski
304-234-2421	304-234-2440

RELEASE DATE: August 3, 2006

FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION ANNOUNCES STRATEGIC
ARRANGEMENT WITH COMPANHIA SIDERURGICA NACIONAL
Transaction Will Result in a Well-Capitalized Steel Producer with a Flexible Cost Structure,
Broader Value-Added Product Offering and Enhanced Earnings Potential

WHEELING, WV, August 3, 2006 – Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) today announced that it has negotiated the material points of an arrangement that, when completed, would combine the North American assets of Companhia Siderurgica Nacional (“CSN”) (NYSE: SID), a leading, fully-integrated global steel producer, with Wheeling-Pittsburgh to create a strong, well-capitalized steel producer with a more flexible cost structure, broader value-added product offering, access to CSN’s product and process technology, and significant incremental earnings potential. The Company expects to complete and file definitive documentation upon expiration of the “right to bid” period set forth in the United Steelworkers’ (“USW”) bargaining agreement unless the USW or its assignee files a competing bid for consideration by Wheeling-Pittsburgh Corporation’s Board of Directors prior to the expiration of that period.
James G. Bradley, Chairman and Chief Executive Officer of Wheeling-Pittsburgh stated, “Since emerging from bankruptcy in 2003, our Board of Directors has evaluated a broad range of options for maximizing value for our shareholders. The proposed transaction with CSN is the culmination of an extensive and rigorous process, which included exploratory discussions with a broad range of potential partners. CSN is a world-class, low-cost Brazilian producer of 5.6 million metric tons of steel, and this transaction presents Wheeling-Pittsburgh with a unique opportunity to improve scale and production, generate significant operating efficiencies and broaden our product portfolio. Our Board strongly believes that the proposed transaction with CSN offers our shareholders the most compelling value proposition over the long term and, in particular, will deliver significantly more value than the most recent proposal by Esmark.”
Transaction Terms and Structure
Under the terms of the proposed arrangement, CSN will contribute its modern, independent steel processing facility in Terre Haute, Indiana with annual capacity of 900,000 tons, make a cash investment of $225 million through financing that would be convertible into approximately 11.8 million shares of the new Wheeling-Pittsburgh within a three-year period, subject to approval from the USW. The arrangement provides exclusive distribution rights for CSN flat rolled steel products in the United States and Canada, and a commitment to a long-term slab supply agreement. In exchange for this contribution, CSN will receive 49.5% ownership in a new holding company,

Wheeling-Pittsburgh Corporation, the remaining 50.5% of which will be owned by the current Wheeling-Pittsburgh shareholders. These percentages do not reflect conversion of the aforementioned financing.
Upon completion, the existing Wheeling-Pittsburgh Corporation as well as CSN’s operating subsidiary in Terre Haute, IN will become wholly owned subsidiaries of the new Wheeling-Pittsburgh Corporation. The new holding company intends to seek listing on NASDAQ.
Approximately $150 million of CSN’s $225 million cash investment will be used for transformative capital improvements, including upgrading and expanding the capacity of Wheeling-Pittsburgh’s hot strip mill to approximately 4.0 million tons and the addition of a second, 350,000-ton galvanizing line at the Terre Haute facility. The remainder of the proceeds will be used to strengthen the company’s liquidity position.
A Strong New Company
The combination of CSN and Wheeling-Pittsburgh will create a company with an improved, flexible cost structure and broader value-added product offering with increased downstream capabilities. Specifically, the transaction adds 900,000 tons of annual high-quality cold-rolling capacity, including, after capital investments, 700,000 tons of hot-dip galvanized capacity. Finally, the long-term slab supply agreement will provide a long-term guaranteed source of supply on favorable payment terms and allow for a more variable cost structure.
We expect that the key economic drivers of the new Wheeling-Pittsburgh will be the addition of CSN’s Terre Haute, IN facility and operating efficiencies – including fixed cost absorption, natural gas savings, and purchasing savings – generated by the additional volumes resulting from upgrades to Wheeling-Pittsburgh’s hot strip mill and the expansion of the Terre Haute facility.
The company will also benefit from a significantly improved capital structure and liquidity position.
An investor presentation providing additional detail, including assumptions concerning operating income, has also been made available on www.wpsc.com and will be filed with the SEC.
The Next Step In Wheeling-Pittsburgh’s Strategic Plan
Bradley commented, “The proposed arrangement with CSN is consistent with the next step in our clearly articulated strategic plan – which includes increasing hot strip mill capacity, increasing downstream value-added product capabilities, addressing capital needs, making our cost structure more variable and aligning interests with a long-term slab supplier.
“The Terre Haute facility is world-class, having been constructed in 1998. Combining this modern processing facility, which is located in the heart of the Midwest region where more than two-thirds of US produced steel is consumed, with our existing facilities will create a highly attractive, integrated network of North American mills and processing operations.
“In addition, the proposed slab supply agreement with CSN is not easily replicated. We’ll gain a guaranteed long-term supply of high quality slabs with a supplier whose economic interests are aligned with ours and favorable payment terms that would include a six-week, on-site slab inventory supported by CSN.
“Furthermore, we’ll have the resources to immediately fund several key strategic capital investments while having a much stronger liquidity position and the ability to more aggressively negotiate with suppliers and other third parties. And most importantly, we’ll build on our recent improved operating and financial performance with significantly enhanced earnings potential.”
Bradley concluded, “This transaction will enable us to deliver significant value to our shareholders, enhance our ability to serve our customers and position us well for the future. It also demonstrates to all our employees and the communities of the Ohio and Monongahela river valleys that this company is not only planning to be successful tomorrow, or next year, but has a vision to build a company that will be successful for the next generation of Wheeling-Pittsburgh steelworkers.”
Leadership and Timetable
Upon completion, a new Wheeling-Pittsburgh Board of Directors will be created, which will include Mr. Bradley as Chairman, two USW directors, five independent directors, and three directors designated by CSN.
The proposed arrangement is subject to execution of definitive documentation, which is expected to occur within the next few weeks, subject to the aforementioned USW provision. As of today, the USW has not exercised its right to bid. The Company expects to file preliminary proxy materials with the SEC in September.
The Company has set November 17, 2006 as the date for its Annual Meeting of Stockholders to be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, 15231. The purpose of the meeting is to elect eleven persons to the Board of Directors for a term expiring on the date of the Company’s 2007 Annual Meeting of Stockholders and to vote on the proposed transaction with Companhia Siderurgica Nacional (CSN). Only record holders of Wheeling-Pittsburgh Corporation common stock at the close of business on September 18, 2006 will be entitled to vote on the foregoing matters at the annual meeting.
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Wheeling-Pittsburgh Corporation, together with the other participants as indicated below, intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of stockholders of Wheeling-Pittsburgh Corporation and for the approval of the Company’s proposed strategic alliance with CSN. The Company urges its shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pittsburgh Corporation. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants in this proxy solicitation are anticipated to be Wheeling-Pittsburgh Corporation and the director nominees included in the proxy statement to be filed with the SEC. Additional information regarding potential participants in the proxy solicitation and their respective interests may be obtained by reading the proxy statement regarding the proposed strategic alliance if and when it becomes available.

Forward-Looking Statements Cautionary Language
The information contained in this news release and the investor presentation, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance’s products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s filings with the SEC.
About Wheeling-Pittsburgh
Wheeling-Pittsburgh was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation. Its headquarters is located in Wheeling, WV, with major production facilities in the Upper Ohio and Monongahela valleys. Wheeling-Pittsburgh is a holding company that, together with its several subsidiaries and joint ventures, produces steel and steel products using both integrated and electric arc furnace technology. The Company has slab making production capacity of 2.8 million short tons and hot rolling capacity of 3.4 million short tons. Approximately 65 percent of its sales are comprised of high value-added products.
About Companhia Siderurgica Nacional
CSN is a leading global steel producer with operations in Latin America, North America, and Europe. The Company is a fully integrated steel producer, the largest coated steel producer in Brazil, with current capacity of 21.5 million metric tons of iron ore, 5.6 million metric tons of crude steel, 5.1 million metric tons of rolled products and 2.9 million metric tons of coated steel capacity.
CSN’s process is based on the integrated steelworks concept that uses the Company’s own sources of iron ore. Besides the iron ore mine, CSN controls logistics assets – ports and railways – that enable an extremely cost efficient and reliable loading and unloading of slabs and ore for deep sea vessels. This integrated steelworks concept allows CSN to be one of the most cost competitive steel producers in the world.
CSN has had operations in the United States since 2001 through its wholly-owned subsidiary CSN LLC (formerly known as Heartland Steel) located at Terre Haute, Indiana. CSN LLC has an annual production capacity of 1 million tons of cold-rolled, galvanized and hot rolled products.
CSN shares are traded on the Sao Paolo (BOVESPA) and New York (NYSE) stock exchanges.
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